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Exhibit 21.3


LIST OF SUBSIDIARIES OF THE REGISTRANT:


1. Visitors Services International Corp., a wholly-owned subsidiary of the Registrant, was incorporated under the laws of the State of Florida.

2. American International Travel Agency, Inc., a wholly-owned subsidiary of the Registrant, was incorporated under the laws of the State of Florida.

3. My MusicCard Company, a wholly-owned subsidiary of the Registrant, was incorporated under the laws of the State of Delaware.

4. My Card, Inc., a wholly-owned subsidiary of the Registrant, was incorporated under the laws of the State of Delaware.